KRONOS ANNOUNCES COMMON STOCK REPURCHASE PROGRAM

DALLAS, TEXAS . . . December 9, 2010 . . . Kronos Worldwide, Inc. (NYSE: KRO) announced today that its board of directors has authorized the repurchase of up to 1.0 million shares of Kronos’ common stock in open market transactions, including block purchases, or in privately negotiated transactions, which may include transactions with affiliates of Kronos, at such times and in such amounts deemed appropriate by Kronos.

The stock repurchase program does not include specific price targets or timetables and may be suspended at any time.  The share repurchase program will be conducted in compliance with all applicable state and federal laws.  Depending on market conditions, the program could be terminated prior to completion.  Kronos will use its cash on hand and future cash flow to acquire the shares.  Repurchased shares will be retired and cancelled or may be added to Kronos’ treasury and could be used for future acquisitions or other corporate purposes.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “Kronos has continued to focus on maximizing its productive output in response to the current global shortage and favorable long term outlook for demand in the titanium dioxide industry.  We believe our current and foreseeable liquidity position will allow us to expand the productive capacity of our facilities to their full practical limits and take advantage of appropriate expansion and acquisition opportunities which may occur in the future.  In addition, purchases would be made under the stock repurchase program if market conditions for our shares present an attractive opportunity to create additional stockholder value.”

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.  We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts.  These forward-looking statements involve a number of risks and uncertainties.  Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt and equity generally, for the securities of similar companies and for the Company’s common stock in particular. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

* * * * *